Exhibit 99.1

FINANCIAL CONTACT: JIM AUSTIN 864-679-9070

MEDIA CONTACT: EDDIE TERRELL 864-679-9016

WEB SITE: www.greenvillefirst.com

Greenville First Announces Record Earnings for Third Quarter 2006

3rd Quarter Net Income Exceeds $1 Million, Year to Date Earnings up 18%

Assets exceed $495 Million

Greenville, SC, October 17, 2006 - Greenville First Bancshares, Inc. (NASDAQ: GVBK), holding company for Greenville First Bank NA, today announced that net income for the first nine months of 2006 was $2.8 million, or $0.87 per diluted share, an increase of 18% when compared to $2.4 million, or $0.75 per diluted share, for the same period in 2005.

Net income for the third quarter of 2006 was $1.0 million, or $0.32 per diluted share, a 10% increase in net income when compared to $927 thousand, or $0.29 per diluted share, for the third quarter of 2005.

Annualized return on average assets for the first nine months of 2006 was 0.86% compared to 0.92% for the same period in 2005. Annualized return on average shareholders' equity for the nine months ended September 30, 2006 was 11.79% compared to 10.93% for the nine month period in 2005. The company's efficiency ratio (noninterest expense divided by the sum of net interest income and noninterest income) for the 2006 nine month period was 49.1% compared to 49.5% for the 2005 period.

"I am pleased to report the outstanding accomplishments the Greenville First team has achieved during the first nine months of 2006," said Art Seaver, President and CEO.  "Our investments in infrastructure continue to sustain the growth momentum of our company.  Solid growth in earning assets and retail deposits enabled total assets to exceed $495 million and quarterly earnings to exceed $1 million."

Total assets grew to $495.1 million as of September 30, 2006, compared to $375.3 million on September 30, 2005, an increase of 31.9%. Loans were $390.4 million at September 30, 2006, an increase of $66.0 million, or 20.4%, when compared with $324.3 million on September 30, 2005. Deposits grew 43.5% to $340.0 million on September 30, 2006, compared to $236.9 million on September 30, 2005.

The Company's book value per share was $11.36 as of September 30, 2006, while the closing stock price on the NASDAQ Global Market was $18.74 per share.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, projected growth, or loan quality, and are thus prospective.  Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, which could cause actual results to differ materially from future expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that future events, plans, or expectations contemplated by our company will be achieved.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

SUMMARY CONSOLIDATED FINANCIAL DATA

Our summary consolidated financial data as of and for the three and nine months ended September 30, 2006 and 2005 have not been audited but, in the opinion of our management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles.

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2006	2005	2006	2005
	(Dollars in thousands, except share and per share data)
Summary Results of Operations Data:
Interest income	$8,134	$5,669	$22,258	$15,480
Interest expense	4,441	2,564	11,642	6,773
Net interest income	3,693	3,105	10,616	8,707
Provision for loan losses	400	225	1,200	835
Net interest income after
provision for loan losses	3,293	2,880	9,416	7,872
Noninterest income	113	201	403	633
Noninterest expense	1,854	1,586	5,413	4,619
Income before taxes	1,552	1,495	4,406	3,886
Income tax expense	532	568	1,574	1,477
Net income	$1,020	$927	$2,832	$2,409

Per Share Data: (5)
Net income, basic	$0.35	$0.32	$0.97	$0.82
Net income, diluted	$0.32	$0.29	$0.87	$0.75
Book value	$11.36	$10.41	$11.36	$10.41

Weighted average number of shares outstanding: (5)
Basic	2,934	2,926	2,931	2,921
Diluted	3,232	3,225	3,238	3,218

Performance Ratios:
Return on average assets (1)	0.86%	1.02%	0.86%	0.92%
Return on average equity (1)	12.25%	12.07%	11.79%	10.93%
Net interest margin (1)	3.25%	3.45%	3.35%	3.39%
Efficiency ratio (2)	48.71%	47.96%	49.13%	49.45%

Growth Ratios and Other Data:
Percentage change in net income from the same
period of the previous year	10.03%		17.56%
Percentage change in diluted net income per share
from the same period of the previous year	10.34%		16.00%
				Continued

SUMMARY OF CONSOLIDATED FINANCIAL DATA, CONTINUED

	At September 30,
	2006	2005
	(Dollars in thousands)
Summary Balance Sheet Data:
Assets	$495,139	$375,288
Investment securities	78,952	43,634
Loans (3)	390,360	324,312
Allowance for loan losses	4,620	4,584
Deposits	339,960	236,884
Securities sold under agreement to repurchase
and federal funds purchased	-	16,232
Federal Home Loan Bank Advances	104,500	81,500
Junior subordinated debentures	13,403	6,186
Shareholders' equity	33,334	30,462

Asset Quality Ratios:
Nonperforming assets, past due and restructured
loans to total loans (3)	0.37%	0.38%
Nonperforming assets, past due and restructured
loans to total assets	0.29%	0.32%
Net charge-offs year to date to average
total loans (3)(4)	0.39%	0.00%
Allowance for loan losses to nonperforming loans	712.54%	376.35%
Allowance for loan losses to total loans (3)	1.18%	1.41%

Capital Ratios:
Average equity to average assets	7.31%	8.39%
Leverage ratio	10.12%	10.04%
Tier 1 risk-based capital ratio	11.72%	12.21%
Total risk-based capital ratio	12.98%	13.46%

Growth Ratios and Other Data:
Percentage change in assets	31.94%
Percentage change in loans (3)	20.37%
Percentage change in deposits	43.51%
Percentage change in equity	9.43%
Loans to deposit ratio (3)	114.83%

 _______________________

(1)  Annualized for the three and nine month periods.

(2)  Computed by dividing noninterest expense by the sum of net interest income and and noninterest income.

(3)   Includes nonperforming loans.

(4)   Annualized for the nine month period.

(5)   All share and per share data has been restated to reflect the ten percent stock dividend.